NORWOOD FINANCIAL CORP.

ANNOUNCES A DIVIDEND INCREASE

HONESDALE – DECEMBER 10, 2009

William W. Davis, Jr. President and Chief Executive Officer of Norwood Financial Corp (NWFL) and its subsidiary Wayne Bank announced that the Board of Directors declared a $.28 per share quarterly dividend payable February 1, 2010 to shareholders of record January 15, 2010. The $.28 per share represents a $.01 per share or 3.7% increase over the $.27 per share dividend paid on November 1, 2009.

Mr. Davis commented, “The Board is extremely pleased to provide our shareholders with this increase in the quarterly dividend. It reflects the Company’s solid earnings performance through the nine months ended September 30, 2009. Earnings per share (fully diluted) increased to $1.90 per share in the 2009 period compared to $1.84 in 2008. We are also very proud that this marks the eighteenth consecutive year of dividend increases for the Company.”

Norwood Financial Corp, through its subsidiary, Wayne Bank operates eleven offices in Northeastern Pennsylvania. As of September 30, 2009, the Company had total assets of $514.9 million, loans outstanding of $359.5 million, and total stockholders’ equity of $63.7 million. The Company’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.

CONTACT:	Lewis J. Critelli
Executive Vice President and Chief Financial Officer
NORWOOD FINANCIAL CORP
(570) 253-8512